Exhibit 99.1

Jones Lang LaSalle
Income Property Trust℠

200 E Randolph St
Chicago IL 60601
Tel: +1 312 782 5800

Contact	Molly Schlax	Date	March 10, 2015
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust Declares 13th Consecutive Quarterly Dividend

Chicago (March 10, 2015) – JLL Income Property Trust, Inc. (the "Company"), an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), announced that on March 3, 2015 its board of directors declared a regular quarterly dividend of $0.12 per share for the first quarter 2015. The Company has paid thirteen consecutive quarterly dividends to its stockholders beginning with the first quarter 2012.

The dividend is payable on May 1, 2015 to stockholders of record on March 30, 2015. On an annualized basis, this gross dividend is equivalent to $0.48 per share and represents a yield of approximately 4.5% on the current NAV per share of $10.76 as of March 5, 2015. All stockholders will receive $0.12 per share less applicable share class specific fees.

"We are pleased to build on our track record of providing our stockholders with stable dividend payments as a current return on their investment in our shares. In 2014 we distributed $17.2 million in cash fully covered by cash flow from operations and at one of the highest dividend coverage ratios in the non-listed REIT industry. Looking ahead, we continue to see attractive opportunities to acquire high quality, income-producing properties to add to our portfolio with the goal of generating an attractive level of current income for distribution to our stockholders," commented Allan Swaringen, President and CEO of JLL Income Property Trust.

A fourth quarter dividend of $0.12 per share, less applicable share class specific fees, was paid according to the table below on February 6, 2015 to stockholders of record as of the close of business on December 30, 2014.

	M-I Share[1]	A-I Share[2]	M Share[3]	A Share[4]
Q4 Quarterly Gross Dividend per Share	$0.12000	$0.12000	$0.12000	$0.12000
Less: Dealer Manager Fee per Share	($0.00103)	($0.00745)	($0.00810)	($0.02655)
Q4 Quarterly Net Dividend per Share	$0.11897	$0.11255	$0.11190	$0.09345

NAV per Share as of December 31, 2014 $10.57 $10.57 $10.57 $10.55 Annualized Net Dividend Yield Based on NAV per Share as of December 31, 2014 4.5% 4.3% 4.2% 3.5% 1 A dealer manager fee equal to 1/365th of 0.05% of NAV for Class M-I shares each day is allocated to Class M-I stockholders and reduces the quarterly dividend paid. 2 A dealer manager fee equal to 1/365th of 0.30% of NAV for Class A-I shares each day is allocated to Class A-I stockholders and reduces the quarterly dividend paid. 3 A dealer manager fee equal to 1/365th of 0.30% of NAV for Class M shares each day is allocated to Class M stockholders and reduces the quarterly dividend paid. 4 A dealer manager fee equal to 1/365th of 1.05% of NAV for Class A shares each day is allocated to Class A stockholders and reduces the quarterly dividend paid. JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information on JLL Income Property Trust, please visit our website at www.jllipt.com. About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management is one of the world’s leading real estate investment managers with approximately $55 billion of assets under management (as of Q4 2014) of private and public real estate property and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. Managing capital for institutions and private investors all over the world, LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. LaSalle is an independent subsidiary of JLL, one of the world’s largest real estate companies. For more information please visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.